Prudential Investments Funds
Target Funds

Supplement dated July 14, 2016 to the
Currently Effective Statements of Additional Information

This supplement should be read in conjunction with your Statement of Additional Information (SAI).

The Board of Directors/Trustees of each Fund appointed Securities Finance Trust Company (“eSecLending”), as the securities lending agent for each Fund. eSecLending replaced each Fund’s existing securities lending agent, PGIM, Inc. As is typical, eSecLending receives as compensation a portion of the securities lending revenues.

LR874